Exhibit 4.7

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Walker & Dunlop, Inc., a Maryland corporation (the “Company,” “we,” “us” or “our”), currently has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Company’s common stock, par value $0.01 per share (“common stock”). The following summary includes a brief description of the common stock as well as certain related information.

The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of our Articles of Amendment and Restatement (our “Charter”) and our Amended and Restated Bylaws (the “Bylaws”), copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K, and the applicable provisions of Maryland law.

General

Our Charter provides that we may issue up to two hundred million (200,000,000) shares of common stock and fifty million (50,000,000) shares of preferred stock, $0.01 par value per share (“preferred stock”). Our Charter authorizes our board of directors to amend our Charter to increase or decrease the aggregate number of authorized shares of common stock or the number of shares of stock of any class or series and to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of shares of stock, without stockholder approval. No shares of our preferred stock are presently outstanding.

Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

Voting Rights of Common Stock

Except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors. Directors are elected by a majority of the votes cast for, against or affirmatively withheld at a meeting at which a quorum is present, except that directors shall be elected by a plurality of the votes cast at a meeting of stockholders where there are more nominees for director than directors to be elected.

Under the Maryland General Corporation Law (“MGCL”), a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our Charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of the votes entitled to be cast on the matter, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors is required to amend provisions of our Charter relating to director removal. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity if all of the equity interests of that entity are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without the approval of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefore. If we fail to pay dividends on any shares of our preferred stock, if any are then outstanding, generally we may not pay dividends on or repurchase shares of our common stock until such time as we have paid dividends on any outstanding shares of our preferred stock.

Holders of shares of our common stock are also entitled to share ratably in the assets of the Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all debts and liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred shares.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights,  have no preemptive rights to subscribe for any securities of the Company and generally have no appraisal rights, unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Holders of shares of our common stock have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our Charter authorizes our board of directors to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of our common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of our preferred stock are presently outstanding.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock.

We believe that the power of our board of directors to amend our Charter to increase or decrease the aggregate number of authorized shares of stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series of stock, as well as the additional shares of stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed, traded or quoted. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that, depending upon the terms of the particular class or series, delays, defers or prevents a transaction or a change in control of the Company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders.

Preferred Stock.

Our Charter authorizes our board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of preferred stock so issued, which may be more beneficial than the rights, preferences and privileges attributable to our common stock with respect to dividends, distributions, rights upon liquidation, and otherwise. The issuance of preferred stock could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of shares of our common stock or otherwise be in the best interests of the stockholders. The rights, preferences and privileges of holders of shares of our common stock are subject to, and may be adversely affected by, the rights of the holders of preferred stock.

Certain Provisions of Maryland General Corporation Law and Our Charter and Bylaws

Our Board of Directors

Our Charter and Bylaws provide that the number of directors of our Company may be established, increased or decreased only by a majority of our entire board of directors, but may not be fewer than the minimum number required under the MGCL (which is one) nor more than 15.

Our Charter provides that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a majority of the votes cast for, against or affirmatively withheld at a meeting at which a quorum is present, except that directors shall be elected by a plurality of the votes cast at a meeting of stockholders where there are more nominees for director than directors to be elected.

Our Bylaws provide that at least a majority of our directors must be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our Charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our Charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. This provision combined with the provision governing the filling of vacancies on our board of directors may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approve in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year prohibition, any business combination between our Company and an interested stockholder must be recommended by the board of directors and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to exercise or direct the exercise of the voting power in the election of directors generally but excluding: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or statutory share exchange if we are a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•a classified board;

•a  two-thirds stockholder vote requirement for removing a director;

•a requirement that the number of directors be fixed only by vote of the directors;

•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•a  majority requirement for the calling of a special meeting of stockholders.

We have elected through a provision in our Charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board of directors. Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we already (i) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, which removal will be allowed only for cause; (ii) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our Charter and Bylaws, and fill vacancies; and (iii) require, unless called by the chairman of our board of directors, our president or chief executive officer or a majority of our directors then in office, the written request of stockholders entitled to cast no less than a majority of all votes entitled to be cast at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our Charter provides that these actions (other than certain amendments to the provisions of our Charter related to the removal of directors and indemnification of directors and officers) may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding a majority of all votes entitled to be cast on the matter.

Our board of directors has the power to adopt, alter or repeal any provision of our Bylaws and to make new bylaws.  In addition, the stockholders may alter or repeal any provision of our Bylaws and adopt new bylaws if any such alteration, repeal or adoption is approved by the affirmative vote of a majority of the votes entitled to be cast on the matter.

Meetings of Stockholders

Under our Bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our Bylaws, special meetings of the stockholders must be called by our secretary upon the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is given in writing or by electronic transmission by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•pursuant to our notice of the meeting;

•by or at the direction of our board of directors; or

•by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•pursuant to our notice of the meeting;

•by or at the direction of our board of directors; or

•provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of directors or on the proposal of other business, as the case may be, and who has complied with the advance notice provisions set forth in, and provided information and certificates required by, our Bylaws.

The purposes of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees and the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our Bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our Bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The business combination statute, control share acquisition statute, the provisions of our Charter on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit in money, property or services; or

•in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•a written undertaking by the director or officer on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our Charter and Bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•any present or former director or officer against any claim or liability to which he or she may become subject by reason of his or her service in such capacity; and

•any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, limited liability company or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.